Exhibit 4.1

Mannatech, Incorporated
2017 STOCK INCENTIVE PLAN

TABLE OF CONTENTS

		Page
1.	Purpose	1
2.	Definitions	2
3.	Administration	7
4.	Shares Subject to the Plan	9
5.	Eligibility	10
6.	Stock Options	11
7.	Restricted Awards	14
8.	Performance Awards	15
9.	Stock Appreciation Rights	18
10	Treatment of Awards on Termination of Continuous Service	20
11	Covenants of the Company	21
12	Company Use of Proceeds from Shares	21
13	Adjustments for Changes in Stock	21
14	Shareholder Approval	22
15	Amendment of the Plan and Awards	23
16	General Provisions	24
17	Market Standoff	29
18	Effective Date and Term of Plan	29
19	Choice of Law	29
20	Limitation on Liability	29
21	Execution	30

Mannatech, Incorporated
2017 Stock Incentive Plan
1.Purpose. The purpose of the Mannatech, Incorporated 2017 Stock Incentive Plan is to promote the success and enhance the value of the Company and its Affiliates by linking the personal interests of Employees, Directors and Consultants of the Company and its Affiliates to those of Company shareholders and by providing such individuals with an incentive for outstanding performance. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract and retain the services of the types of Employees, Directors and Consultants who will contribute to the Company’s long range success. The Plan is intended to be an “employee benefit plan” as such term is defined under Rule 405 of the Securities Act.

2.	Definitions.

(a)“Administrator” means the Board or the Committee appointed by the Board in accordance with Section 3(e).

(b)“Affiliate” means any parent or direct or indirect subsidiary of the Company, whether now or hereafter existing.

(c)“Award” means any Option, Restricted Award, Performance Award or SAR granted under the Plan.

(d)“Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an individual Award. Each Award Agreement will be subject to the terms and conditions of the Plan and need not be identical.

(e)“Board” means the Board of Directors of the Company.

(f)“Cause” means (i) with respect to any Participant who is a party to a Service Agreement which provides for a definition of Cause, as defined therein; and (ii) with respect to any other Participant, (1) the commission of, or plea of guilty or no contest to, a felony or a crime involving moral turpitude or the commission of any other act involving willful malfeasance or material fiduciary breach with respect to the Company or an Affiliate, (2) conduct tending to bring the Company into substantial public disgrace, or disrepute, (3) gross negligence or willful misconduct with respect to the Company or an Affiliate or (4) material violation of state or federal securities laws. The Administrator, in its absolute discretion, will determine the effect of all matters and questions relating to whether a Participant has been discharged for Cause.

(g)“Change in Control” means, unless an applicable Award Agreement or Service Agreement states otherwise or contains a different definition, the first to occur of the following events:

(i)The direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation) to any Person, in one or a series of related transactions occurring within a 12-month period, of assets of the Company having a total gross fair market value of 40% or more of the total gross fair market value of all of the Company’s assets immediately before such transaction or series of transactions;

(ii)The following individuals cease for any reason to constitute a majority of the number of Directors then serving: individuals who, on the Effective Date, constitute the Board and any new Director (other than a Director whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of Directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any Person other than the Board) whose appointment or election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds of the Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which that individual is named as a nominee for Director without objection to the nomination) who either were Directors on the Effective Date or whose appointment, election or nomination for election was previously so approved or recommended;

(iii)The approval by the Company’s shareholders of a plan of complete liquidation or dissolution of the Company.

(iv)Any Person (other than (1) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Affiliate or (2) any Person that is beneficially owned by the shareholders of the Company in substantially the same proportion as their beneficial ownership of Company securities immediately before the acquisition) acquires “beneficial ownership” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities, or in the case of a merger or consolidation in which the Surviving Entity becomes a subsidiary of another entity, the then outstanding securities of such parent entity; or

Notwithstanding the foregoing, a transaction will not be a Change in Control if (1) its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the Persons who held the Company’s securities immediately before the transaction; (2) it constitutes a public offering that results in any security of the Company being listed (or approved for listing), or designated (or approved for designation) as a security, on any Established Securities Market; (3) it results solely from a change in ownership of an existing shareholder.
(h)“Change in Control Value” means, (i) in the event of a Change in Control described in Section 2(g)(ii) or (iii), the Fair Market Value; and (ii) in the event of any other Change in Control or other transaction described under Section 13(c), the price per Share paid or payable to the Company’s shareholders in such transaction.

(i)“Code” means the Internal Revenue Code of 1986, as amended.

(j)“Committee” means a committee of one or more members of the Board appointed by the Board to administer the Plan in accordance with Section 3(e).

(k)“Common Stock” means the Company’s common stock, par value $0.0001 per Share.

(l)“Company” means Mannatech, Incorporated, a Texas corporation.

(m)“Consultant” means any natural person who provides bona fide consulting or advisory services to the Company or an Affiliate under a written agreement, which services are not in connection with the offer or sale of securities in a capital raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities.

(n)“Continuous Service” means the uninterrupted service of a Participant with the Company or an Affiliate as an Employee, Director or Consultant. A Participant’s Continuous Service will not be deemed interrupted or terminated merely because of a change in the capacity in which the Participant renders service, such as a change in status from Employee to Consultant or Director, or a change in the entity for which the Participant renders service, such as from the Company to an Affiliate, so long as there is no interruption or termination of the Participant’s service. The Administrator or its delegate, in its sole discretion, may determine whether Continuous Service will be considered interrupted in the case of any approved leave of absence, including sick leave, military leave or any other personal or family leave of absence.

(o)“Covered Employee” means a “covered employee” as defined in Code Section 162(m)(3), as modified by regulations and interpretive guidance issued thereunder.

(p)“Date of Grant” means the first date on which all necessary corporate action has been taken by the Administrator to approve the grant of an Award to a Participant as provided under the Plan, provided the key terms and conditions of the Award are communicated to the Participant within a reasonable period thereafter; or such later date as is designated by the Administrator and specified in the Award Agreement. In any situation where the terms of the Award are subject to negotiation with the Participant, the Date of Grant will not be earlier than the date the key terms and conditions of the Award are communicated to the Participant.

(q)“Detrimental Activity” means any of the following: (i) disclosure of the Company’s confidential information to any Person outside the Company, without prior written authorization from the Company or in conflict with the interests of the Company, whether the confidential information was acquired or disclosed by the Participant during or after service to the Company; (ii) failure or refusal to disclose promptly or assign to the Company all right, title, and interest in any invention, work product or idea, patentable or not, made or conceived by the Participant during service with the Company, relating in any manner to the interests of the Company or, the failure or refusal to do anything reasonably necessary to enable the Company to secure a patent where appropriate in the United States and in other countries; (iii) activity that is discovered to be grounds for or results in termination of the Participant’s Continuous Service for Cause; (iv) violation or breach of a non-disclosure, confidentiality, intellectual property, privacy, exclusivity or other restrictive covenant in any, Award Agreement, Service Agreement or other agreement between the Participant and the Company; (v) any direct or indirect attempt to induce any Employee of the Company to be employed or perform services or acts in conflict with the interests of the Company; (vi) any direct or indirect attempt, in conflict with the interests of the Company, to solicit the trade or business of any current or prospective customer, client, supplier or partner of the Company; (vii) the conviction of, or guilty plea entered by, the Participant for any felony or a crime involving moral turpitude whether or not connected with the Company; or (viii) the commission of any other act involving willful malfeasance or material fiduciary breach with respect to the Company. All references to “the Company” in this definition refer to the Company and any Affiliate.

(r)“Director” means a member of the Board.

(s)“Disability” means (i) with respect to any Participant who is a party to a Service Agreement that provides for a definition of Disability, as defined therein; and (ii) with respect to any other Participant, the Participant’s inability to substantially perform his or her duties to the Company or any Affiliate by reason of a medically determinable physical or mental impairment that is expected to last for a period of six months or longer or to result in death. Notwithstanding the foregoing, for purposes of determining the term of an Incentive Stock Option under Section 10(b)(iii), “Disability” means permanent and total disability as defined in Code Section 22(e)(3). The Administrator will determine whether an individual is Disabled under procedures established by the Administrator. Other than for determinations of Disability for purposes of the term of an Incentive Stock Option under Section 10(b)(iii), the Administrator may rely on any determination that a Participant is disabled for purposes of benefits under any long-term disability plan maintained by the Company or any Affiliate in which a Participant participates.

(t)“Effective Date” means April 17, 2017, the date of the Plan’s adoption by the Board.

(u)“Eligible Director” means a person who is both a “non-employee director” as defined in Rule 16b-3(b)(3) under the Exchange Act and an “outside director” as defined in Treasury Regulation section 1.162-27(e)(3).

(v)“Employee” means a common law or statutory employee of the Company or an Affiliate. Mere service as a Director or payment of a Director’s fee by the Company or an Affiliate is not sufficient by itself to constitute being an Employee.

(w)“Established Securities Market” means a national securities exchange that is registered under Section 6 of the Exchange Act, a foreign national securities exchange that is officially recognized, sanctioned or supervised by governmental authority or any over-the-counter market that is reflected by the existence of an interdealer quotation system.

(x)“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(y)“Exercise Price” means the price per Share at which the holder of an Option may buy an underlying Share on exercise of the Option.

(z)“Fair Market Value” means, as of the date of any valuation event, the value per Share determined using a presumptively reasonable valuation method under Treasury Regulation section 1.409A-1(b)(5)(iv), as follows:

(i)On any date on which the Common Stock is readily tradable on an Established Securities Market, if the Common Stock is admitted to trading on an exchange or market for which closing prices are reported on any date, Fair Market Value may be determined based on (1) the last sale before or the first sale after the Date of Grant of an Award or any other valuation event; (2) the closing price on the last trading day before the Date of Grant of an Award or any other valuation event; (3) the closing price on the Date of Grant or any other valuation event; or (4) an average selling price during a specified period that is within 30 days before or 30 days after the Date of Grant of an Award, on condition that the commitment to grant an Award based on an average selling price during a specified period must be irrevocable before the beginning of the specified period, and the valuation method must be used consistently for grants of Awards under the Plan and substantially similar programs.

(ii)If the Common Stock is readily tradable on an Established Securities Market but closing prices are not reported, Fair Market Value may be determined based on (1) the average of the highest bid and lowest asked prices of the Common Stock reported on the last trading day before the Date of Grant of an Award or any other valuation event or on the Date of Grant of an Award or any other valuation event; or (2) an average of the highest bid and lowest asked prices during a specified period that is within 30 days before or 30 days after the Date of Grant of an Award, on condition that the commitment to grant an Award based on an average selling price during a specified period must be irrevocable before the beginning of the specified period, and the valuation method must be used consistently for grants of Awards under the same and substantially similar programs.

(iii)At any time the Common Stock is not readily tradable on an Established Securities Market, the Administrator will determine the Fair Market Value through the reasonable application of a reasonable valuation method based on the facts and circumstances as of the valuation date, including, at the election of the Administrator, by an independent appraisal that meets the requirements of Code Section 401(a)(28)(C) and the regulations issued thereunder as of a date that is no more than 12 months before the relevant transaction to which the valuation is applied (for example, an Option’s Date of Grant), and that determination will be conclusive and binding on all Persons.

(aa)“Incentive Stock Option” means an Option intended to qualify as an incentive stock option under Section 422 of the Code and the regulations issued thereunder.

(ab)“Nonqualified Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

(ac)“Officer” means an individual who is an officer of the Company as defined in Rule 16a-1(f) under the Exchange Act.

(ad)“Option” means an Incentive Stock Option or a Nonqualified Stock Option granted under the Plan.

(ae)“Participant” means an individual to whom an Award is granted under the Plan or, if applicable, such other Person who holds an outstanding Award.

(af)“Performance Award” means an Award granted under Section 8.

(ag)“Performance Stock” means Restricted Stock granted under a Performance Award.

(ah)“Performance Stock Unit” means a Restricted Stock Unit granted under a Performance Award.

(ai)“Permitted Transferee” means a Participant’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law (including adoptive relationships), any individual sharing the Participant’s household (other than a tenant or employee), a trust in which these individuals (or the Participant) have more than 50% of the beneficial interest, a foundation in which these individuals (or the Participant) control the management of assets, any other entity in which these individuals (or the Participant) own more than 50% of the voting interests, or such other transferee as may be permitted by the Administrator in its sole discretion.

(aj)“Person” means an individual, partnership, limited liability company, corporation, association, joint stock company, trust, joint venture, labor organization, unincorporated organization, governmental entity or political subdivision thereof or any other entity, and includes a syndicate or group as those terms are used in Section 13(d)(3) or 14(d)(2) of the Exchange Act.

(ak)“Plan” means this Mannatech, Incorporated 2017 Stock Incentive Plan, as amended from time to time.

(al)“Restricted Award” means an Award of Restricted Stock or Restricted Stock Units granted under Section 7.

(am)“Restricted Period” has the meaning set forth in Section 7.

(an)“Restricted Stock” means Shares granted under an Award that are subject to certain restrictions and risk of forfeiture.

(ao)“Restricted Stock Unit” means a hypothetical unit granted under an Award evidencing the right to receive one Share or an equivalent value in cash equal to the Fair Market Value (as determined by the Administrator) in the future, which right is subject to certain restrictions and risk of forfeiture.

(ap)“SAR” or “Stock Appreciation Right” means the right under an Award to receive an amount equal to the difference between the Fair Market Value as of the date of exercise and the Strike Price, multiplied by the number of Shares for which the Award is exercised, all as determined under Section 9.

(aq)“Securities Act” means the Securities Act of 1933, as amended.

(ar)“Service Agreement” means a written employment agreement, consulting or other service agreement or an employment policy manual, the terms of which have been approved by the Administrator, applicable to a Participant’s employment or service with the Company or an Affiliate.

(as)“Share” means one share of Common Stock.

(at)“Strike Price” means the base value per Share of a SAR, as determined by the Administrator and as set forth in the Award Agreement.

(au)“Surviving Entity” means the Company, if immediately following any merger, consolidation or similar transaction, the holders of outstanding voting securities of the Company immediately before the merger or consolidation own equity securities possessing more than 50% of the voting power of the entity existing following the merger, consolidation or similar transaction. In all other cases, the other entity to the transaction and not the Company will be the Surviving Entity. In making the determination of ownership by the shareholders of an entity immediately after the merger, consolidation or similar transaction, equity securities that the shareholders owned immediately before the merger, consolidation or similar transaction as shareholders of another party to the transaction will be disregarded. Further, outstanding voting securities of an entity will be calculated by assuming the conversion of all equity securities convertible (immediately or at some future time whether or not contingent on the satisfaction of performance goals) into securities entitled to vote.

3.Administration

(a)Administration by Board. The Board will administer the Plan unless and until the Board delegates administration to a Committee, as provided in Section 3(e).

(b)Authority of Administrator. The Administrator will have the power and authority to select Participants and grant Awards under the terms of the Plan.

(c)Specific Authority. In particular, the Administrator will have the authority to (i) construe and interpret the Plan and apply its provisions; (ii) promulgate, amend, and rescind rules and regulations relating to the administration of the Plan; (iii) authorize any Person to execute, on behalf of the Company, any instrument required to carry out the purposes of the Plan; (iv) delegate its authority to one or more Officers of the Company with respect to Awards that do not involve any individual who is subject to Section 16 of the Exchange Act or who is a Covered Employee or is reasonably anticipated to become a Covered Employee during the term of an Award, which delegation will be by a resolution that specifies the total number of Shares that may be subject to Awards by the Officer and the Officer may not make an Award to himself or herself; (v) determine when Awards are to be granted under the Plan; (vi) select, subject to the limitations set forth in the Plan, those Participants to whom Awards will be granted; (vii) determine the number of Shares to be made subject to each Award; (viii) determine whether each Option is to be an Incentive Stock Option or a Nonqualified Stock Option; (ix) prescribe the terms and conditions of each Award, including, without limitation, the Strike Price or Exercise Price and medium of payment, vesting provisions, and to specify the provisions of the Award Agreement relating to the grant or sale; (x) subject to the restrictions applicable under Sections 8(c) and 15, amend any outstanding Awards, including for the purpose of modifying the purchase price, Exercise Price or Strike Price or the term of any outstanding Award; (xi) determine the duration and purpose of leaves of absences that may be granted to a Participant without constituting termination of their Continuous Service for purposes of the Plan, which periods will be no shorter than the periods generally applicable to Employees under the Company’s employment policies or as required under applicable law; (xii) make decisions with respect to outstanding Awards that may become necessary on a Change in Control or an event that triggers capital adjustments; and (xiii) exercise discretion to make any and all other determinations that it may determine to be necessary or advisable for administration of the Plan.

(d)Decisions Final. All decisions made by the Administrator under the provisions of the Plan will be final and binding on the Company and the Participants, unless a decision is determined by a court having jurisdiction to be arbitrary and capricious.

(e)Committee.

(i)In General. The Board may delegate administration of the Plan to a Committee or Committees of one or more members of the Board, and the term “Committee” applies to any Person or Persons to whom that authority has been delegated. If administration is delegated to a Committee, the Committee will have, in connection with the administration of the Plan, the powers theretofore possessed by the Board, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in the Plan to the Administrator will thereafter be to the Committee or subcommittee), subject, however, to such resolutions, consistent with the provisions of the Plan, as the Board may adopt. The Board may abolish the Committee at any time and re-vest in the Board the administration of the Plan. The members of the Committee will be appointed by and serve at the pleasure of the Board. The Board may increase or decrease the size of the Committee, add additional members to, remove members (with or without Cause) from, appoint new members in substitution therefor, and fill vacancies, however caused, in the Committee. The Committee will act by a vote of the majority of its members or, in the case of a Committee comprised of only two members, the unanimous consent of its members, whether present or not, or by the written consent of the majority of its members and will keep minutes of all of its meetings. Subject to the limitations prescribed by the Plan and the Board, the Committee may establish and follow such rules and regulations for the conduct of its business as it may determine to be advisable.

(ii)Committee Composition when Registration is Required. Whenever any class of the Company’s common equity securities is required to be registered under Section 12 of the Exchange Act, in the discretion of the Board, a Committee may consist solely of two or more Eligible Directors. The Board has sole discretion to determine whether it intends to comply with the exemption requirements of either Rule 16b-3 under the Exchange Act or Code Section 162(m). However, if the Board intends to satisfy such exemption requirements, with respect to Awards to any Participant who is a Covered Employee or is reasonably anticipated to become a Covered Employee during the term of the Award, or to any Officer or Director, the Committee will at all times consist solely of two or more Eligible Directors. Within the scope of that authority, the Board or the Committee may (1) delegate to a committee of one or more members of the Board who are not “outside directors” within the meaning of Code Section 162(m) the authority to grant Awards to eligible individuals who are not Covered Employees and not expected to be Covered Employees at the time of recognition of income resulting from the Award or with respect to whom the Company does not wish to comply with Code Section 162(m), or (2) delegate to a committee of one or more members of the Board who are not “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act the authority to grant Awards to eligible individuals who are not Officers, Directors, “beneficial owners” (as defined in Rule 16a‑1(a)(1) under the Exchange Act) of more than 10% of any class of equity securities of the Company registered under Section 12 of the Exchange Act or otherwise subject to Section 16 of the Exchange Act. Nothing in this Section 3(e) is intended to create an inference that an Award granted other than by a committee of the Board consisting at all times solely of two or more Eligible Directors is not validly granted under the Plan.

(f)Indemnification. In addition to such other rights of indemnification as they may have as Directors or members of the Committee, and to the extent allowed by applicable law, the Company will indemnify the Administrator against the reasonable expenses, including attorney’s fees, actually incurred in connection with any action, suit or proceeding or in connection with any appeal thereof, to which the Administrator may be party by reason of any action taken or failure to act under or in connection with the Plan or any Award granted under the Plan, and against all amounts paid by the Administrator in settlement thereof (subject, however, to the Company’s approval of the settlement, which approval the Company will not unreasonably withhold) or paid by the Administrator in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it is adjudged in the action, suit or proceeding that the Administrator did not act in good faith and in a manner that the Person reasonably believed to be in the best interests of the Company, and in the case of a criminal proceeding, had no reason to believe that the conduct complained of was lawful. Notwithstanding the foregoing, it is a condition precedent to the Company’s obligations in this Section 3(f) that within 60 days after institution of any such action, suit or proceeding, the Administrator or Committee member offer the Company in writing the opportunity at its own expense to handle and defend the action, suit or proceeding.

4.Shares Subject to the Plan

(a)Share Reserve. Subject to adjustment under Section 13(a), the maximum aggregate number of Shares that may be issued on exercise of all Awards under the Plan is 250,000 Shares, all of which may be used for any Awards. This limitation consists of the sum of (i) 68,326 Shares available for issuance under the Mannatech, Incorporated 2008 Stock Incentive Plan as of the date of the shareholders’ approval of the Plan, and (ii) an additional 181,674 Shares to be approved by the Company’s shareholders. No awards may be granted under the 2008 Stock Incentive Plan on or after the date of the shareholders’ approval of the Plan.

(b)Return of Shares to the Share Reserve. If any Option or SAR for any reason is forfeited, cancelled, expires or otherwise terminates, in whole or in part, the unexercised Shares left under the Option or SAR will revert to and again become available for issuance under the Plan. Notwithstanding anything in the Plan to the contrary, Shares used to pay the required Exercise Price or tax obligations or Shares not issued in connection with settlement of an Option or SAR or that are used or withheld to satisfy tax obligations of the Participant, will not be available again for other Awards under the Plan. Awards or portions thereof that are settled in cash and not in Shares will be counted against the foregoing maximum Share limitations. Notwithstanding anything in this Section 4 to the contrary and subject to adjustment under Section 13(a), the maximum number of Shares that may be issued on the exercise of Incentive Stock Options will equal the aggregate number of Shares stated in Section 4(a) plus, to the extent permitted under Section 422 of the Code and the Treasury regulations thereunder, any Shares that become available for issuance under the Plan under this Section 4(b).

(c)Source of Shares. Shares issued under an Award may consist of authorized and unissued Shares, Shares held by the Company as treasury shares or Shares purchased on the open market, and may be subject to restrictions deemed appropriate by the Administrator.

5.Eligibility

(a)For Awards other than Options and SARs. Restricted Awards and Performance Awards may be granted to any Employee, Director or Consultant of the Company or any Affiliate.

(b)For Nonqualified Stock Options and SARs. Nonqualified Stock Options and SARs may be granted to any Employee, Director or Consultant of the Company or of a direct or indirect majority-owned subsidiary of the Company with respect to which the Company, on the Date of Grant, is an “eligible issuer” under Treasury Regulation section 1.409A-1(b)(5)(iii)(E)(1).

(c)For Incentive Stock Options. Incentive Stock Options may be granted only to an Employee of the Company or a corporation that, on the Date of Grant, is a “parent corporation” or “subsidiary corporation” of the Company, as those terms are defined in Code Sections 424(e) and 424(f), respectively.

(d)Code Section 162(m) Limitation. Subject to capitalization adjustment under Section 13(a), no individual Employee may be granted Options, SARs or Performance Awards covering, individually or in combination, more than 50,000 Shares in the aggregate during any fiscal year.

(e)Director Awards.

(i)If the Board or the compensation committee of the Board separately has adopted or in the future adopts a compensation policy covering some or all non-employee Directors that provides for a predetermined formula grant that specifies the type of Award, the timing of the Date of Grant and the number of Shares to be awarded under the terms of the Plan, that formula grant will be incorporated herein by reference and will be administered as if provided under the terms of the Plan without any requirement that the Administrator separately take action to determine the terms of those Awards.

(ii)Subject to capitalization adjustment under Section 13(a), the aggregate dollar value of Awards (calculated as the Date of Grant fair value of such Awards for financial reporting purposes) and cash compensation granted under this Plan or otherwise during any calendar year to any non-employee Director will not exceed $500,000, rounded up to the nearest full Share.

6.Stock Options. Each Option will be in such form and will contain such terms and conditions as the Administrator deems appropriate. All Options will be separately designated Incentive Stock Options or Nonqualified Stock Options at the time of grant, and, if certificates are issued, a separate certificate or certificates will be issued for Shares purchased on exercise of each type of Option. Notwithstanding the foregoing, the Company will have no liability to any Participant or any other Person if an Option designated as an Incentive Stock Option fails to qualify as an Incentive Stock Option at any time. The provisions of separate Options need not be identical, but each Option will include (through incorporation of provisions hereof by reference in the Option or otherwise) the substance of each of the following provisions:

(a)Term and Expiration. The term during which an Option is exercisable will be that period determined by the Administrator as set forth in the applicable Option Agreement, provided that no Option may be exercisable later than 10 years after the Date of Grant.

(b)Exercise Price. The Exercise Price for each Option will be equal to or greater than the Fair Market Value on the Date of Grant; provided that an Option granted under an assumption or substitution for another stock option in a manner satisfying the provisions of Section 424(a) of the Code, as if the Option was a statutory stock option, may be granted with an Exercise Price lower than the Fair Market Value on the Date of Grant. No dividends or dividend equivalents will be paid on any outstanding Option.

(c)Term and Exercise Price of Incentive Stock Options Granted to Ten Percent Shareholders. Notwithstanding the foregoing, no Incentive Stock Option granted to an Employee who owns (or is deemed to own under Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or of any “parent corporation” or “subsidiary corporation” of the Company, as those terms are defined in Code Sections 424(e) and 424(f), respectively, may be exercisable later than five years after the Date of Grant or have an exercise price that is less than 110% of the Fair Market Value on the Date of Grant.

(d)Repricing Prohibited. Except as otherwise provided in Section 13, without the prior approval of the Company’s shareholders: (i) the Exercise Price of an Option may not be directly or indirectly reduced; (ii) an Option may not be cancelled in exchange for cash, an Option or SAR with an Exercise Price or Strike Price that is less than the Exercise Price of the original Option, any other Award or otherwise; and (iii) the Company may not purchase an Option for value from a Participant if the current Fair Market Value of the Shares underlying the Option is lower than the Option’s Exercise Price.

(e)Consideration. The Exercise Price for Shares purchased under an Option will be paid in cash or by certified or bank check at the time the Option is exercised, or, to the extent permitted by applicable laws and regulations, in the Administrator’s sole discretion and on such terms as the Administrator approves: (i) by delivery (by actual delivery or by attestation) to the Company of previously-acquired Shares, duly endorsed for transfer to the Company, with a Fair Market Value on the date of delivery equal to the aggregate Exercise Price due for the number of Shares being purchased; (ii) if the Common Stock is readily tradable on an Established Securities Market, by a copy of instructions directing a broker to sell Shares for which the Option is exercised and to remit to the Company the aggregate Exercise Price due for the number of Shares being purchased; (iii) by directing the Company to withhold from transfer the number of Shares that otherwise would have been delivered by the Company on exercise of the Option having a Fair Market Value equal to all or part of the aggregate Exercise Price due on exercise (provided that to the extent such direction would result in the Company withholding fractional Shares, the number of Shares to be withheld will be rounded down to the nearest whole and the Participant must pay the remainder of the Exercise Price in cash or by certified or bank check), in which case the Option will be surrendered and cancelled with respect to the Shares retained as well as the Shares delivered; or (iv) in any other form of legal consideration that may be acceptable to the Administrator, including without limitation with a full-recourse promissory note, subject to any requirements of applicable law that the par value of Shares, if newly issued, be paid in cash or cash equivalents.

The interest rate payable under the terms of a promissory note will not be less than the minimum rate (if any) required to avoid the imputation of additional interest under the Code. Subject to the foregoing, the Administrator (in its sole discretion) will specify the term, interest rate, amortization requirements (if any) and other provisions of the note. Unless the Administrator determines otherwise, the holder will be required to pledge to the Company Shares having an aggregate Fair Market Value equal to or greater than the principal amount of the loan as security for payment of the unpaid balance of the loan, which pledge must be evidenced by a pledge agreement, the terms of which the Administrator will determine, in its discretion; except that each loan must comply with all applicable laws, regulations and rules of the Board of Governors of the Federal Reserve System and any other governmental agency having jurisdiction. Unless the Administrator determines otherwise, the purchase price of Shares acquired under an Option that is paid by delivery (or attestation) to the Company of other Shares acquired, directly or indirectly, from the Company, will be paid only by Shares that satisfy any requirements necessary to avoid liability award accounting treatment.

Notwithstanding the foregoing, at any time that the Company is an “issuer” as defined in Section 2 of the Sarbanes-Oxley Act of 2002, no Director or executive officer (or equivalent thereof) of the Company or its Affiliates will be permitted to pay any part of the Exercise Price with a promissory note or in any other form that could be deemed a prohibited personal loan under Section 13(k) of the Exchange Act. Unless otherwise provided in the terms of an Award Agreement, payment of the Exercise Price by a Participant who is an Officer, a Director or otherwise subject to Section 16 of the Exchange Act, by delivery or attestation to the Company of other Shares acquired, directly or indirectly, from the Company is subject to pre-approval by the Administrator, in its sole discretion. The Administrator will document any such pre-approval in a manner that complies with the specificity requirements of Rule 16b‑3 under the Exchange Act.

(f)Vesting. The Option may, but need not, vest and thereby become exercisable in periodic installments that may, but need not, be equal. The Option may be subject to such other terms and conditions on the time or times when it may be exercised (which may be based on performance or other criteria) as the Administrator determines to be appropriate. The vesting provisions of individual Options may vary. The Administrator may, but will not be required to, provide that no Option may be exercised for a fraction of a Share. The Administrator may, but will not be required to, provide for an acceleration of vesting and exercisability in the terms of the Award Agreement for any Option on the occurrence of the death or Disability of a Participant or the occurrence of a Change in Control that does not provide for the continuation, assumption or substitution of the Option by the Surviving Entity.

(g)Incentive Stock Option $100,000 Limitation. To the extent that the aggregate Fair Market Value of Shares on the Date of Grant with respect to which Incentive Stock Options are exercisable for the first time by any Participant during any calendar year (under all plans of the Company and any “parent corporation” or “subsidiary corporation” of the Company, as those terms are defined in Code Sections 424(e) and 424(f), respectively) exceeds $100,000, the Options or portions thereof which exceed that limit (according to the order in which they were granted) will be treated as Nonqualified Stock Options.

(h)Early Exercise. The Option may, but need not, include a provision whereby the Participant may elect at any time before the Participant’s Continuous Service terminates to exercise the Option as to any part or all of the Shares subject to the Option before the full vesting of the Option. In that case, the Shares acquired on exercise will be subject to the vesting schedule that otherwise would apply to determine the exercisability of the Option. Any unvested Shares so purchased may be subject to any other restriction the Administrator determines to be appropriate.

(i)Employee Transfer, Approved Leave of Absence. For purposes of Incentive Stock Options, no termination of employment by an Employee will be deemed to result from either (i) a transfer to the employment of the Company from a “parent corporation” or “subsidiary corporation” of the Company, as those terms are defined in Code Sections 424(e) and 424(f), respectively, from the Company to a parent corporation or subsidiary corporation or from one parent corporation or subsidiary corporation to another; or (ii) an approved leave of absence for military service or sickness or for any other purpose approved by the Company, if the period of leave does not exceed three months or, if longer, the Employee’s right to re-employment is guaranteed either by a statute or by contract.

(j)Disqualifying Dispositions. Each Participant awarded an Incentive Stock Option will be required to immediately notify the Company in writing as to the occurrence of a disqualifying disposition of any Shares acquired by exercise of the Incentive Stock Option, and the price realized on the disqualifying disposition of those Shares. A “disqualifying disposition” is any disposition (including, without limitation, any sale or transfer) before the later of (i) two years after the Date of Grant of the Incentive Stock Option or (ii) one year after the issuance of the Shares acquired by exercise of the Incentive Stock Option. The Company may, if determined by the Administrator and in accordance with procedures established by the Administrator, retain possession of any Shares acquired by exercise of an Incentive Stock Option as agent for the applicable Participant until the end of the period described in the preceding sentence.

7.Restricted Awards. A Restricted Award is an Award of Restricted Stock or Restricted Stock Units, which provides that, except as otherwise provided in Section 16(d)(i) with respect to Permitted Transferees, the Restricted Award may not be sold, assigned, transferred or otherwise disposed of, pledged or otherwise encumbered for the period (the “Restricted Period”) determined by the Administrator. Each Restricted Award will be in such form and will contain such terms, conditions, and Restricted Periods as the Administrator determines to be appropriate, including the treatment of dividends or dividend equivalents, as the case may be. The Administrator in its discretion may provide for the acceleration of the end of the Restricted Period in the terms of any Restricted Award upon the death or Disability of a Participant or in the event of a Change in Control that does not provide for the continuation, assumption or substitution of the Award by the Surviving Entity. The terms and conditions of the Restricted Award may change from time to time, and the terms and conditions of separate Restricted Awards need not be identical, but each Restricted Award must include (through incorporation of provisions hereof by reference in the Award Agreement or otherwise) the substance of each of the following provisions:

(a)Payment for Restricted Awards. The purchase price of Shares acquired under a Restricted Award, if any, will be determined by the Administrator, and may be stated as cash, property or services rendered or to be rendered to the Company for its benefit or an Affiliate or for its benefit. Shares acquired in connection with a Restricted Award may be issued for such consideration, having a value not less than the par value thereof, as may be determined by the Administrator. Required consideration for Shares acquired in connection with a Restricted Award may be paid: (i) in cash at the time of purchase; or (ii) in any other form of legal consideration that may be acceptable to the Administrator in its discretion including, without limitation, a recourse promissory note, property or services that the Administrator determines have a value at least equal to the purchase price of the Restricted Award. Notwithstanding the foregoing, at any time that the Company is an “issuer” as defined in Section 2 of the Sarbanes-Oxley Act of 2002, no Director or executive officer (or equivalent thereof) of the Company or an Affiliate will be permitted to pay any portion of the purchase price for Shares acquired under a Restricted Award with a promissory note or in any other form that could be deemed prohibited personal loan under Section 13(k) of the Exchange Act.

(b)Vesting. The Restricted Award, and any Shares acquired thereunder, will be subject to a Restricted Period that specifies a right of repurchase in favor of the Company, or forfeiture where the consideration was in the form of services, in accordance with a vesting schedule to be determined by the Administrator.

(c)Lapse of Restrictions. Subject to the Participant’s Continuous Service, on the expiration or termination of the Restricted Period and the satisfaction of any other conditions prescribed by the Administrator (including, without limitation, the Participant’s satisfaction of applicable tax withholding obligations attributable to the Award), the restrictions applicable to the Restricted Award will lapse and the number of Shares with respect to which the restrictions have lapsed will be issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), free of any restrictions except those that may be imposed by law, the terms of the Plan or the terms of a Restricted Award, to the Participant or the Participant’s beneficiary or estate, as the case may be, unless the Restricted Award is subject to a deferral condition that complies with Section 409A of the Code and the regulations thereunder as may be allowed or required by the Administrator in its sole discretion. The Company will not be required to deliver any fractional Share but will pay, in lieu thereof, the Fair Market Value of the fractional Share in cash to the Participant or the Participant’s beneficiary or estate, as the case may be. With respect only to Restricted Stock Units, unless otherwise subject to a deferral condition that complies with Section 409A of the Code, the Shares (or cash, as applicable) will be issued and the Participant will be entitled to the beneficial ownership rights of the Shares not later than (i) the date that is 2½ months after the end of the Participant’s taxable year (or the end of the Company’s taxable year, if later) for which the Restricted Period ends and the Restricted Stock Unit is no longer subject to a substantial risk of forfeiture, or (ii) such earlier date as may be necessary to avoid application of Section 409A of the Code to the Award.

(d)Shareholder Rights. Unless otherwise provided by the Administrator in an Award Agreement, the holder of Shares of Restricted Stock will be entitled to vote such Shares. Dividends, if any, paid on Shares of Restricted Stock will be held in escrow, without interest, until such time as the restrictions lapse on the related Shares of Restricted Stock. Dividends for Shares of Restricted Stock that are forfeited will also be forfeited to the Company.

(e)Dividends on Restricted Stock Units. In the case of Restricted Stock Units, the Participant will not be entitled to receive dividends or dividend equivalents unless the Award Agreement specifically provides for such dividends or dividend equivalents.

(f)Delivery of Restricted Stock. Shares of Restricted Stock will be delivered to the Participant at the Date of Grant either by book-entry registration or by delivering to the Participant, or a custodian or escrow agent (including, without limitation, the Company or one or more of its Employees) designated by the Administrator, a stock certificate or certificates registered in the name of the Participant. If physical certificates representing Shares of the Restricted Stock are registered in the name of the Participant, such certificates must bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Shares.

8.Performance Awards. A Performance Award is an Award that will vest only on the attainment of specified performance goals, and may consist of Performance Stock or Performance Stock Units. The Administrator may make Performance Awards independent of or in connection with the granting of any other Award under the Plan. A Performance Award may be granted under the Plan to any Participant, including a Participant who qualifies for awards under other performance plans of the Company. The Administrator in its sole discretion will determine whether and to whom Performance Awards will be made, the performance goals applicable under each Performance Award, the period or periods during which performance is to be measured, and all other limitations and conditions applicable to Performance Awards. The Administrator, in its discretion, may rely on the performance goals and other standards applicable to other performance plans of the Company in setting the standards for Performance Awards under the Plan.

(a)Performance Goals.

(i)A performance goal will be based on a pre-established objective formula or standard that specifies the manner of determining the number of Shares under the Performance Award that will be granted or will vest if the performance goal is attained. The Administrator will determine the performance goal before the time that 25% of the service period has elapsed, but not later than 90 days after the commencement of the service period to which the performance goal relates.

(ii)Performance goals may be based on one or more of the following business criteria, which may be applied to a Participant, a business unit or the Company and its Affiliates:
(1)[revenue (net or gross);
(2)revenue growth;
(3)sales (net or gross), including growth in sales measured by product line, territory, facility, customer or customers or other category;
(4)earnings (net or gross), including earnings before all or any of interest expense, taxes, depreciation and amortization (“EBIT,” “EBITA,” or “EBITDA”), earnings per share or earnings from continuous operations;
(5)profits, including profits before or after taxes or other expenses or adjustments, maintenance or improvement of profit margins, or profitability of an identifiable business unit, product line or facility;
(6)operating income, including operating income per share, pre-tax or after-tax income, net cash provided by operating activities, funds from operations or funds from operations per share;
(7)operating expenses;
(8)cash flow, including cash available for distribution, cash available for distribution per share, improvement in cash-flow (before or after tax) or free cash flow;
(9)working capital and components thereof, including improvement in capital structure;
(10)credit rating, independent industry rating or assessments;
(11)stock price or share price performance, return on shareholders’ equity or average shareholders’ equity or total shareholders’ return;
(12)return on assets, return on capital, return on invested capital, changes in net assets, enterprise value or economic value added, net worth, or return on investment before or after the cost of capital;
(13)costs, improvement in the attainment of expense levels, expense management, capital expenditures, and levels of expense, cost or liability by category, operating unit, facility or any other delineation;
(14)implementation or completion of critical projects; or
(15)strategic plan development and implementation, closing of corporate transactions.] TBD. Mannatech to confirm, revise or add business criteria as needed or desired.

(iii)A performance goal may be measured over a performance period on a periodic, annual, cumulative or average basis and may be established on a corporate-wide basis or with respect to one or more operating units, divisions, subsidiaries, acquired businesses, minority investments, facilities, partnerships or joint ventures. More than one performance goal may be incorporated in a performance objective, in which case achievement with respect to each performance goal may be assessed individually or in combination with each other. The Administrator may, in connection with the establishment of performance goals for a performance period, establish a matrix setting forth the relationship between performance on two or more performance goals and the amount of the Performance Award payable for that performance period. The level or levels of performance specified with respect to a performance goal may be established in absolute terms, as objectives relative to performance in prior periods, as an objective compared to the performance of one or more comparable companies or an index covering multiple companies on a per Share basis, against the performance of the Company as a whole or against particular entities, segments, operating units or products of the Company, on a pre-tax or after-tax basis, in tandem with any other performance goal, or otherwise as the Administrator may determine. The Administrator may, in connection with the establishment of performance goals for a performance period, specify one or more adjustments to any of the business criteria specified in Section 8(a)(ii).

(iv)Performance goals will be objective and will otherwise meet the requirements of Section 162(m) of the Code. Performance goals may differ for Performance Awards granted to any one Participant or to different Participants. A Performance Award to a Participant who is a Covered Employee or is reasonably anticipated to become a Covered Employee during the term of the Performance Award will (unless the Administrator determines otherwise) provide that if the Participant’s Continuous Service ceases before the end of the performance period for any reason, the Performance Award will be payable only if the applicable performance objectives are achieved and to the extent, if any, determined by the Administrator. These objective performance goals are not required to be based on increases in a specific business criterion, but may be based on maintaining the status quo or limiting economic losses. With respect to any Participant who is not a Covered Employee or expected to become a Covered Employee during the term of the Performance Award, the Administrator may establish additional objective or subjective performance goals.

(v)The Administrator may provide in any Performance Award that any evaluation of performance may include or exclude the effect, if any, on reported financial results of any of the following events that occurs during a performance period: (1) asset write-downs, (2) litigation or claim judgments or settlements, (3) changes in tax laws, accounting principles or other laws or provisions, (4) reorganization or restructuring programs, including share repurchasing programs, (5) acquisitions or divestitures, (6) foreign currency exchange translations gains and losses, (7) revenue or earnings attributable to minority ownership in another entity or (8) gains and losses that are treated as extraordinary items under Accounting Standards Codification Topic 225. To the extent such inclusions or exclusions affect a Performance Award to a Participant who is a Covered Employee or is reasonably anticipated to become a Covered Employee during the term of the Performance Award, they will be prescribed in a form that meets the requirements of Code Section 162(m) for deductibility.

(b)Satisfaction of Performance Goals. A Participant will be entitled to receive Shares (as evidenced either by a stock certificate or by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) or cash under a Performance Award only on satisfaction of all conditions specified in the written instrument evidencing the Performance Award (or in a performance plan adopted by the Administrator), including, without limitation, the Participant’s satisfaction of applicable tax withholding obligations attributable to the Performance Award. With respect only to a Performance Stock Unit Award, a stock certificate or cash, as applicable, will be issued and delivered, and the Participant will be entitled to the beneficial ownership rights of the Shares (if any), not later than (i) the date that is 2½ months after the end of the Participant’s taxable year (or the end of the Company’s taxable year, if later) for which the Administrator certifies that the Performance Stock Unit Award conditions have been satisfied and the Performance Stock Unit Award is no longer subject to a substantial risk of forfeiture, and (ii) such earlier date as may be necessary to avoid application of Section 409A of the Code to the Performance Stock Unit Award.

(c)Acceleration, Waiver, Etc. With respect solely to a Participant who is not (and is not expected to become during the term of the Performance Award) a Covered Employee, at any time before the Participant’s termination of Continuous Service, the Administrator may in its sole discretion, and subject to Section 15, amend or modify any or all of the goals, restrictions or conditions imposed under a Performance Award. For any Participant who is, or is expected to become during the term of a Performance Award, a Covered Employee, no amendment or waiver of the performance goal will be permitted and no cash payment to be made in respect of a Performance Award may be accelerated unless the performance goal has been attained and the amount of the payment is discounted to reasonably reflect the time value of money. Notwithstanding the foregoing, the Administrator in its discretion may provide for an acceleration of vesting in the terms of any Performance Award upon the death or Disability of a Participant or in the event of a Change in Control that does not provide for the continuation, assumption or substitution of the Award by the Surviving Entity.

(d)Certification. Following the completion of each performance period, the Administrator will certify in writing, in accordance with the requirements of Section 162(m) of the Code, whether the performance objectives and other material terms of a Performance Award have been achieved or met. Unless the Administrator determines otherwise, Performance Awards will not be settled until the Administrator has made the certification specified under this Section 8(d).]

9.Stock Appreciation Rights.

(a)Grant Requirements. A SAR may be granted only if it does not provide for the deferral of compensation within the meaning of Section 409A of the Code. A SAR does not provide for a deferral of compensation if: (i) the Strike Price may never be less than the Fair Market Value on the Date of Grant, (ii) the compensation payable under the SAR can never be greater than the difference between the Fair Market Value on the date of exercise and the Strike Price, (iii) the number of Shares subject to the SAR is fixed on the Date of Grant, and (iv) the SAR does not include any feature for the deferral of compensation other than the deferral of recognition of income until the exercise of the right. No dividends or dividend equivalents may be paid on any outstanding SAR.

(b)Strike Price. The Administrator will determine the Strike Price of a SAR, which in the case of a SAR granted independent of any Option, will not be less than the Fair Market Value on the Date of Grant. The Strike Price of a SAR granted in tandem with an Option will be the Exercise Price of the related Option. A SAR granted in tandem with an Option will be exercisable only to the same extent as the related Option, provided that by its terms, such SAR will be exercisable only when the Fair Market Value exceeds the Strike Price of the SAR.

(c)Repricing Prohibited. Except as otherwise provided in Section 13, without the prior approval of the Company’s shareholders: (i) the Strike Price of a SAR may not be directly or indirectly reduced; (ii) a SAR may not be cancelled in exchange for cash, an Option or SAR with an Exercise Price or Strike Price that is less than the Strike Price of the original SAR, any other Award or otherwise; and (iii) the Company may not purchase a SAR for value from a Participant if the current Fair Market Value is less than the SAR’s Strike Price.

(d)Vesting. The SAR will be subject to a Restricted Period that specifies a forfeiture in accordance with a vesting schedule to be determined by the Administrator. The Administrator in its discretion may provide for an acceleration of vesting in the terms of any SAR upon the death or Disability of a Participant or in the event of a Change in Control that does not provide for the continuation, assumption or substitution of the Award by the Surviving Entity. The Administrator may not grant a SAR that is, in whole or in part, vested on the Date of Grant and not subject to a Restricted Period.

(e)Exercise and Settlement. On delivery to the Administrator of a written request to exercise a SAR, the holder will be entitled to receive from the Company, an amount equal to the product of (i) the excess of the Fair Market Value on the date of exercise over the Strike Price specified in the Award Agreement, multiplied by (ii) the number of Shares for which the SAR is being exercised. Settlement with respect to the exercise of a SAR will be on the date of exercise and may be made in the form of Shares valued at Fair Market Value on the date of exercise (with or without restrictions as to substantial risk of forfeiture and transferability, as determined by the Administrator in its sole discretion), cash or a combination of Shares and cash, as determined by the Administrator in its sole discretion.

(f)Reduction in the Underlying Option Shares. On the exercise of a SAR granted in tandem with an Option, the number of Shares for which the related Option is exercisable will be reduced by the number of Shares for which the SAR has been exercised. The number of Shares for which a tandem SAR is exercisable will be reduced on any exercise of any related Option by the number of Shares for which the Option has been exercised.

(g)Written Request. Unless otherwise determined by the Administrator in its sole discretion, SARs will be settled in Shares. If permitted in the Award Agreement, a Participant may request that any exercise of a SAR be settled for cash, but a Participant will not have any right to demand a cash settlement. A request for a cash settlement may be made only by a written request filed with the Corporate Secretary of the Company during the period beginning on the third business day following the date of release for publication by the Company of quarterly or annual summary statements of earnings and ending on the twelfth business day following that date. Within 30 days of the receipt by the Company of a written request to receive cash in full or partial settlement of a SAR or to exercise the SAR for cash, the Administrator will, in its sole discretion, either consent to or disapprove, in whole or in part, the written request. A written request to receive cash in full or partial settlement of a SAR or to exercise a SAR for cash may provide that, if the Administrator disapproves the written request, the written request will be treated as an exercise of the SAR for Shares.

(h)Disapproval by Administrator. If the Administrator disapproves in whole or in part any request by a Participant to receive cash in full or partial settlement of a SAR or to exercise such Award for cash, the disapproval will not affect the Participant’s right to exercise the SAR at a later date, to the extent that it would be otherwise exercisable, or to request a cash form of payment at a later date, in each case subject to the approval of the Administrator. Additionally, the disapproval will not affect the Participant’s right to exercise any related Option.

10.Treatment of Awards on Termination of Continuous Service.

(a)Unvested Awards Generally. Unless otherwise provided in an Award Agreement or Service Agreement, if a Participant’s Continuous Service terminates for any reason, the Participant will forfeit the unvested portion of any Award acquired in consideration of services, all unvested Shares held by the Participant as of the date of termination under the terms of any Award will be forfeited or, if applicable, may be repurchased by the Company at the lesser of the purchase price paid by the Participant or the current Fair Market Value, and the Participant will have no rights with respect to any Award or Shares so forfeited or repurchased.

(b)Options and SARs.

(i)Other than for Cause, death or Disability. Unless otherwise provided in an Award Agreement or Service Agreement, if a Participant’s Continuous Service is terminated for any reason other than due to the Participant’s death or Disability or by the Company for Cause, the Participant may exercise his or her Option or SAR (to the extent vested and exercisable as of the date of termination) during the period ending on the earlier of (1) the date that is three months after the termination of the Participant’s Continuous Service or (2) the expiration of the original term of the Award as set forth in the Award Agreement. Any unexercised Option or SAR held by the Participant will automatically terminate at the close of business on the last day of such period and will thereafter not be exercisable.

(ii)For Cause. If the Participant’s Continuous Service is terminated by the Company or an Affiliate for Cause, all outstanding Options and SARs (whether or not vested) will be forfeited and expire as of the beginning of business on the date of termination.

(iii)Participant Death or Disability. Unless otherwise provided in an Award Agreement or Service Agreement, if a Participant’s Continuous Service is terminated as a result of the Participant’s death or Disability, the Participant’s Option or SAR may be exercised (to the extent the Option or SAR was vested and exercisable as of the date of termination) by the Participant or the Participant’s estate, designated beneficiary or such other Person who acquired the right to exercise the Option or SAR by bequest or inheritance, but only during the period ending on the earlier of the date that is 12 months following the date of termination or the expiration of the original term of the Option or SAR as set forth in the Award Agreement. Any unexercised Option or SAR held by the Participant or such other Person will terminate at the end of such period.

(iv)Extension of Option or SAR Termination Date. An Award Agreement may provide that if the exercise of an Option or SAR following the termination of the Participant’s Continuous Service for any reason (other than on the Participant’s death or Disability or termination by the Company for Cause) would violate any applicable federal, state or local law, the Option or SAR will terminate only on the earlier of the expiration of the original term of the Award or the date that is 30 days after the exercise of the Option or SAR would no longer violate any applicable federal, state or local law.

11.Covenants of the Company.

(a)Availability of Shares. During the terms of the Awards, the Company will keep available at all times the number of Shares required to satisfy the Awards.

(b)Securities Law Compliance. Each Award Agreement will provide that no Shares may be purchased or sold thereunder unless and until any then applicable requirements of state, federal or applicable foreign laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel. The Company will use reasonable efforts to seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Awards and to issue and sell Shares on exercise of Awards; however, this undertaking will not require the Company to register under the Securities Act the Plan, any Award or any Shares issued or issuable under any Award. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company determines to be necessary for the lawful issuance and sale of Shares under the Plan, the Company will be relieved from any liability for failure to issue and sell Shares on exercise of any Awards unless and until that authority is obtained.

12.Company Use of Proceeds from Shares.

Proceeds from the sale of Shares under the Plan will be general funds of the Company.

13.	Adjustments for Changes in Stock.

(a)Capitalization Adjustments. If any change is made in the Common Stock without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of Shares, exchange of Shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company), then (i) the aggregate number of Shares or class of securities that may be purchased under Awards granted hereunder, (ii) the aggregate number of Shares or class of securities that may be purchased under Incentive Stock Options granted hereunder, (iii) the number or class of securities covered by outstanding Awards, (iv) the maximum number of Shares with respect to which Options, SARs and Performance Awards may be granted to any single Employee during any calendar year, and (v) the Exercise Price of any Option and the Strike Price of any SAR in effect before the change will be proportionately adjusted by the Administrator to reflect any increase or decrease in the number of issued Shares or change in the Fair Market Value resulting from the transaction; provided, that any fractional Shares resulting from the adjustment will be eliminated by a cash payment. The Administrator will make these adjustments in a manner that will provide an appropriate adjustment that neither increases nor decreases the value of the Award as in effect immediately before the corporate change, and its determination will be final, binding and conclusive. The conversion of any securities of the Company that are by their terms convertible will not be treated as a transaction “without receipt of consideration” by the Company.

(b)Dissolution or Liquidation. In the event of a dissolution or liquidation of the Company, then, subject to Section 13(c), all outstanding Awards will terminate immediately before the dissolution or liquidation.

(c)Change in Control - Asset Sale, Merger, Consolidation or Reverse Merger. Unless otherwise provided in an Award Agreement or Service Agreement and to the extent permitted by applicable law, in the event of a Change in Control, a dissolution or liquidation of the Company, an exchange of securities or any corporate separation or division, including, but not limited to, a split-up, a split-off or a spin-off or a sale, in one or a series of related transactions, of all or substantially all of the assets of the Company, a merger or consolidation in which the Company is not the Surviving Entity, or a reverse merger in which the Company is the Surviving Entity but the Shares outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, then the Company, to the extent permitted by applicable law, but otherwise in the sole discretion of the Administrator, may provide for: (i) the continuation of outstanding Awards by the Company (if the Company is the Surviving Entity); (ii) the assumption of the Plan and the outstanding Awards by the Surviving Entity or its parent; (iii) the substitution by the Surviving Entity or its parent of awards with substantially the same terms (including an award to acquire the same consideration paid to the shareholders in the transaction described in this Section 13(c)) for the outstanding Awards and, if appropriate, subject to the equitable adjustment provisions of Section 13(a); (iv) the cancellation of the outstanding Awards in consideration for a payment (in the form of securities, cash or such other consideration and under the same terms and conditions as is paid to the shareholders in the transaction) equal in value to the Change in Control Value of vested Awards, or in the case of an outstanding Option or SAR, the difference between the Change in Control Value and the Exercise Price or Strike Price for all Shares subject to exercise (i.e., to the extent vested) under the Option or SAR (subject in each case to withholding as required by applicable law); or (v) the cancellation of the outstanding Awards without payment of any consideration. If the Awards would be canceled without consideration for vested Options or SARs, the Participant will have the right, exercisable during the 10-day period ending on the later of the fifth day before the merger or consolidation or 10 days after the Administrator provides the Participant a notice of cancellation, to exercise the Option or SAR in whole or in part without regard to any installment exercise provisions in the applicable Award Agreement.

14.Shareholder Approval.

The Plan will become effective only if, within 12 months from the date the Plan is adopted by the Board, the Plan is approved by the affirmative vote of the Company’s shareholders in accordance with the applicable provisions of the Certificate of Incorporation and Bylaws of the Company and applicable state law. The Board may, in its sole discretion, submit any other amendment to the Plan for shareholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of Section 162(m) of the Code and the regulations thereunder regarding the exclusion of performance-based compensation from the limit on corporate deductibility of compensation paid to certain executive officers.

15.	Amendment of the Plan and Awards.

(a)Plan Amendment. The Board at any time may amend or terminate the Plan. However, except as provided in Section 13(a) relating to adjustments on changes in the Common Stock, no amendment will be effective unless approved by the shareholders of the Company to the extent shareholder approval is necessary to satisfy any applicable law or any securities exchange listing requirements. At the time of any amendment, the Board will determine, on advice from counsel, whether the amendment will be contingent on shareholder approval.

(b)Contemplated Amendments. It is expressly contemplated that the Board may amend the Plan in any respect the Board determines necessary or advisable to provide eligible Employees with the maximum benefits provided or to be provided under the provisions of the Code and the regulations issued thereunder relating to Incentive Stock Options or to the nonqualified deferred compensation provisions of Section 409A of the Code and to bring the Plan and Awards granted hereunder into compliance therewith. Notwithstanding the foregoing, neither the Board nor the Company nor any Affiliate will have any liability to any Participant or any other Person as to (i) any tax consequences expected, but not realized, by a Participant or any other Person due to the receipt, exercise or settlement of any Award granted hereunder; or (ii) the failure of any Award to comply with Section 409A of the Code.

(c)Award Amendment. The Administrator at any time may amend the terms of any one or more Awards. Except as otherwise permitted under Section 13, unless shareholder approval is obtained: (i) no amendment or modification may reduce the Exercise Price of any Option or the Strike Price of any SAR; (ii) the Administrator may not cancel any outstanding Option or SAR and replace it with a new Option or SAR, another Award or cash, if doing so would be considered a “repricing” for purposes of the shareholder approval rules of the applicable securities exchange or inter-dealer quotation system on which the Common Stock is listed or quoted; and (iii) the Administrator may not take any other action that is considered a repricing for purposes of the shareholder approval rules of the applicable securities exchange or inter-dealer quotation system on which the Common Stock is listed or quoted.

(d)No Impairment of Rights. No amendment of the Plan or an Award may impair rights or increase a Participant’s obligations under any Award granted before the amendment unless (i) the Company requests the consent of the Participant and (ii) the Participant consents in writing. For the avoidance of doubt, a cancellation of an Award where the Participant receives a payment equal in value to the Fair Market Value or the Change in Control Value of the vested Award or, in the case of a vested Option or SAR, the difference between the Fair Market Value or the Change in Control Value of the Shares subject to the Award and the Exercise Price or Strike Price, is not an impairment of the Participant’s rights or increase in the Participant’s obligations that requires consent of the Participant.

(e)Acceleration of Exercisability and Vesting. The Administrator will have the power to accelerate the time at which an Award may first be exercised or the time during which an Award or any part thereof will vest solely upon the death or Disability of the Participant or in the event of a Change in Control that does not provide for the continuation, assumption or substitution of the Award by the Surviving Entity, notwithstanding the provisions in the Award stating the time at which it may first be exercised or the time during which it will vest.

16.General Provisions.

(a)Shareholder Rights. Except as provided in Section 13(a) of the Plan or as otherwise provided in an Award Agreement, no Participant will be considered the holder of, or to have any of the rights of a holder with respect to, any Shares subject to an Award unless and until the Participant has satisfied all requirements for exercise, payment or delivery of the Award, as applicable, under its terms, and no adjustment will be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions of other rights for which the record date is before the date of issue of the Shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company).

(b)Participation not a Guarantee of Service Right. Nothing in the Plan or any instrument executed or Award granted pursuant thereto will confer on any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Award was granted or will affect the right of the Company or an Affiliate to terminate (i) the employment of an Employee with or without notice and with or without Cause; (ii) the service of a Consultant under the terms of the Consultant’s agreement with the Company or an Affiliate; or (iii) the service of a Director under the Bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be.

(c)Effect of Plan. Neither the adoption of the Plan nor any action of the Board or the Administrator may be deemed to give any Employee, Director or Consultant any right to be granted an Award or any other rights, except as may be evidenced by an Award Agreement or a Service Agreement, or any amendment thereto, duly authorized by the Administrator and executed on behalf of the Company, and then only to the extent and on the terms and conditions expressly set forth in such Award Agreement or Service Agreement. The existence of the Plan and the Awards granted hereunder do not affect in any way the right of the Board or the shareholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of bonds, debentures, or shares of preferred stock ahead of or affecting the Common Stock or the rights thereof, the dissolution or liquidation of the Company or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding.

(d)Limits on Transfer. Each Award will be exercisable during the Participant’s lifetime only by the Participant, or, if permissible under applicable law, by the Participant’s legal guardian or representative. No Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant other than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance will be void and unenforceable against the Company or any Affiliate; provided that the designation of a beneficiary will not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

(i)Notwithstanding the foregoing, the Administrator may, in its sole discretion, permit a Participant to transfer an Award (other than an Incentive Stock Option) by gift or domestic relations order, without consideration, to a Permitted Transferee, subject to such rules as the Administrator may adopt consistent with any applicable Award Agreement to preserve the purposes of the Plan, on condition that the Participant first gives the Administrator advance written notice describing the terms and conditions of the proposed transfer and the Administrator notifies the Participant in writing that the transfer would comply with the requirements of the Plan. If the Award Agreement does not provide for transferability, then the Award will be transferable and exercisable only as provided in the preceding Section 16(d).

(ii)The terms of an Award transferred in accordance with Section 16(d)(i) will apply to the Permitted Transferee, and any reference to a Participant in the Plan or in the Award Agreement will refer to the Permitted Transferee, except that (1) the Permitted Transferee will not be entitled to transfer the Award other than by will or the laws of descent and distribution, (2) the Permitted Transferee is not entitled to exercise a transferred Option unless there is in effect a registration statement on an appropriate form covering the Shares to be acquired by the exercise of the Option if the Administrator determines, consistent with the Award Agreement, that a registration statement is necessary or appropriate, (3) neither the Administrator nor the Company is required to provide any notice to a Permitted Transferee, whether or not notice is or would otherwise have been required to be given to the Participant, and (4) the consequences of the termination of the Participant’s Continuous Service under the Plan and the Award Agreement will continue to be applied with respect to the Participant, including, without limitation, that an Option will be exercisable by the Permitted Transferee only to the extent, and for such period, specified in the Plan and the Award Agreement.

(e)Investment Assurances. The Company may require a Participant, as a condition of exercising or acquiring Shares under any Award, (i) to give written assurances satisfactory to the Company as to the Participant’s knowledge and experience in financial and business matters or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Award; and (ii) to give written assurances satisfactory to the Company stating that the Participant is acquiring Shares subject to the Award for the Participant’s own account and not with any present intention of selling or otherwise distributing the Shares. The foregoing requirements, and any assurances given under those requirements, will be inoperative if (x) the issuance of the Shares on the exercise or acquisition of Shares under the Award has been registered under a then currently effective registration statement under the Securities Act; or (y) as to any particular requirement, a determination is made by counsel for the Company that that requirement need not be met in the circumstances under the then applicable securities laws. The Company may, on advice of counsel to the Company, place legends on stock certificates, if any, issued under the Plan as that counsel considers necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the Shares.

(f)Withholding Obligations. To the extent provided by the terms of an Award Agreement and subject to the discretion of the Administrator, the Participant may satisfy any federal, state or local tax withholding obligation relating to the exercise or acquisition of Shares under an Award by any one or combination of the following means (in addition to the Company’s right to withhold from any compensation paid to the Participant by the Company): (i)  cash payment; (ii) authorizing the Company to withhold a number of Shares from the Shares otherwise issuable to the Participant as a result of the exercise or acquisition of Shares under the Award, the Fair Market Value of which does not exceed either the maximum statutory tax rates in the Participant’s applicable jurisdictions or the amount of tax required to be withheld by law, and in which case the Award will be surrendered and cancelled with respect to the number of Shares retained by the Company (provided that to the extent such direction would result in the Company withholding fractional Shares, the number of Shares to be withheld will be rounded down to the nearest whole and the Participant must pay the remainder of the Exercise Price in cash or by certified or bank check); (iii) delivering to the Company previously owned and unencumbered Shares; or (iv) by execution of a recourse promissory note by a Participant. Notwithstanding the foregoing, at any time that the Company is an “issuer” as defined in Section 2 of the Sarbanes-Oxley Act of 2002, no Director or executive officer (or equivalent thereof) of the Company or an Affiliate will be permitted to pay any portion of the tax withholding with respect to any Award with a promissory note or in any other form that could be deemed prohibited personal loan under Section 13(k) of the Exchange Act. Unless otherwise provided in the terms of an Award Agreement, payment of the tax withholding by a Participant who is an Officer, a Director or otherwise subject to Section 16 of the Exchange Act, by delivering previously owned and unencumbered Shares or in the form of Share withholding is subject to pre-approval by the Administrator, in its sole discretion. The Administrator will document any pre-approval in the case of a Participant who is an Officer or Director in a manner that complies with the specificity requirements of Rule 16b-3 under the Exchange Act, including the name of the Participant involved in the transaction, the nature of the transaction, the number of Shares to be acquired or disposed of by the Participant and the material terms of the Award involved in the transaction.

(g)Other Compensation Arrangements. Nothing contained in the Plan will prevent the Board from adopting other or additional compensation arrangements, subject to shareholder approval if shareholder approval is required; and those arrangements may be either generally applicable or applicable only in specific cases.

(h)Recapitalizations. Each Award Agreement will contain provisions required to reflect the provisions of Section 13(a).

(i)Delivery. Subject to Section 16(j), on exercise of a right granted under an Award under the Plan, the Company will issue Shares or pay any amounts due within a reasonable period thereafter. Subject to any statutory or regulatory obligations the Company may otherwise have, for purposes of the Plan, 30 days will be considered a reasonable period.
(j)Government and Other Regulations.

(i)The Company’s obligation to settle Awards in Shares or other consideration is subject to all applicable laws, rules and regulations, and to such approvals by governmental agencies as may be required. Notwithstanding any terms or conditions of any Award to the contrary, the Company will be under no obligation to offer to sell or to sell, and is prohibited from offering to sell or selling, any Shares under an Award unless the Shares have been properly registered for sale under the Securities Act or unless the Company has received an opinion of counsel, satisfactory to the Company, that the Shares may be offered or sold without registration pursuant to an available exemption therefrom and the terms and conditions of that exemption and of all applicable state securities laws have been fully complied with. The Company will be under no obligation to register for sale under the Securities Act any of the Shares to be offered or sold under the Plan. The Administrator is authorized to provide that all certificates or book entries for Shares or other securities of the Company or any Affiliate delivered under the Plan will be subject to such stop transfer orders and other restrictions as the Administrator may consider advisable under the Plan, the applicable Award Agreement, the federal securities laws, or the rules, regulations and other requirements of the Securities and Exchange Commission, any securities exchange or inter-dealer quotation system on which the Shares or other securities are then listed or quoted and any other applicable federal, state, local or non-U.S. laws. Notwithstanding any provision in the Plan to the contrary, the Administrator reserves the right to add any additional terms or provisions to any Award granted under the Plan that it in its sole discretion considers necessary or advisable in order that the Award complies with the legal requirements of any governmental entity to whose jurisdiction the Award is subject.

(ii)The Administrator may cancel an Award or any portion thereof if it determines, in its sole discretion, that legal or contractual restrictions, blockage or other market considerations would make the Company’s acquisition of Shares from the public markets, the Company’s issuance of Shares to the Participant, the Participant’s acquisition of Shares from the Company or the Participant’s sale of Shares to the public markets, illegal, impracticable or inadvisable. If the Administrator determines to cancel all or any portion of an Award in accordance with the foregoing, the Company will pay to the Participant an amount equal to the excess of (1) the aggregate Fair Market Value of the Shares subject to the Award or portion thereof canceled (determined as of the applicable exercise date, or the date that the Shares would have been vested or delivered, as applicable), over (2) the aggregate Exercise Price or Strike Price (in the case of an Option or SAR, respectively) or any amount payable as a condition of delivery of Shares (in the case of any other Award). The amount payable will be delivered to the Participant as soon as practicable following the cancellation of the Award or portion thereof.

(k)Clawback or Recoupment. Notwithstanding any provision in this Plan or any Award Agreement or Service Agreement to the contrary, Awards granted hereunder will be subject, to the extent applicable, (i) to any clawback policy adopted by the Company, and (ii) to the Dodd-Frank Wall Street Reform and Consumer Protection Act and the Sarbanes-Oxley Act of 2002, each as amended, and rules, regulations and binding, published guidance thereunder. If the Company would not be eligible for continued listing, if applicable, under Section 10D(a) of the Exchange Act unless it adopted policies consistent with Section 10D(b) of the Exchange Act, then, in accordance with those policies that are so required, any incentive-based compensation payable to a Participant under this Plan will be subject to clawback in the circumstances, to the extent, and in the manner, required by Section 10D(b)(2) of the Exchange Act, as interpreted by rules of the Securities Exchange Commission. By accepting an Award under this Plan, the Participant consents to any clawback described under this Section 16(k).

(l)Reliance on Reports. Each member of the Administrator and each member of the Board will be fully justified in acting or failing to act, as the case may be, and will not be liable for having so acted or failed to act in good faith, in reliance on any report made by the independent public accountant of the Company and its Affiliates or any other information furnished in connection with the Plan by any agent of the Company or the Administrator or the Board, other than himself.

(m)Foreign Participants. Without amending the Plan, the Administrator may grant Awards to eligible individuals who are foreign nationals on such terms and conditions different from those specified in the Plan as may, in the judgment of the Administrator, be necessary or desirable to foster and promote achievement of the purposes of the Plan and, in furtherance of such purposes, the Administrator may make such modifications, amendments, procedures, subplans and the like as may be necessary or advisable to comply with the provisions of laws and regulations in other countries or jurisdictions in which the Company or its Affiliates operate.

(n)Other Provisions. The Award Agreements authorized under the Plan may contain such other provisions not inconsistent with the Plan, including, without limitation, restrictions on the exercise of the Awards, as the Administrator may consider advisable.

(o)Cancellation and Rescission of Awards for Detrimental Activity.
(i)On exercise, payment or delivery under an Award, the Administrator will require a Participant to certify in a manner acceptable to the Company that the Participant has not engaged in any Detrimental Activity.

(ii)Unless the Award Agreement specifies otherwise, the Administrator will cancel, rescind, suspend, withhold or otherwise limit or restrict any unexpired, unpaid or deferred Awards at any time if the Participant engages in any Detrimental Activity.

(iii)If a Participant engages in Detrimental Activity after any exercise, payment or delivery under an Award, during any period for which any restrictive covenant prohibiting the activity is applicable to the Participant, that exercise, payment or delivery will be rescinded within one year thereafter. In the event of any such rescission, the Participant will be required to pay to the Company the amount of any gain realized or payment received as a result of the exercise, payment or delivery, in such manner and on such terms and conditions as may be required by the Company. The Company will be entitled to set-off against the amount of that gain any amount owed to the Participant by the Company.

(p)Unfunded Plan. The Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any cash payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award gives any such Participant any rights that are greater than those of a general creditor of the Company.

17.Market Standoff. Each Award Agreement will provide that, in connection with any underwritten public offering by the Company of its equity securities, the Participant agrees not to sell, make any short sale of, loan, hypothecate, pledge, grant any option for the repurchase of, transfer the economic consequences of ownership or otherwise dispose or transfer for value or otherwise agree to engage in any of the foregoing transactions with respect to any Shares without the prior written consent of the Company or its underwriters, for the period from and after the effective date of the registration statement as may be requested by the Company or the underwriters (the “Market Standoff”). In order to enforce the Market Standoff, the Company may impose stop-transfer instructions with respect to the Shares acquired under the Plan until the end of the applicable standoff period. If there is any change in the number of outstanding Shares by reason of a stock split, reverse stock split, stock dividend, recapitalization, combination, reclassification, dissolution or liquidation of the Company, any corporate separation or division (including, but not limited to, a split-up, a split-off or a spin-off), a merger or consolidation; a reverse merger or similar transaction, then any new, substituted or additional securities that are by reason of the transaction distributed with respect to any Shares subject to the Market Standoff or into which the Shares thereby become convertible, will immediately be subject to the Market Standoff.

18.	Effective Date and Term of Plan.

(a)Effective Date. The Plan is effective as of the Effective Date, subject to the approval of the Plan by the shareholders of the Company, which approval must be within 12 months before or after the date the Plan is adopted by the Board.

(b)Plan Termination or Suspension. Unless otherwise terminated as provided herein, the Plan will continue in effect until, and automatically terminate on, the day before the 10th anniversary of the Effective Date or, if the shareholders approve an amendment to the Plan that increases the number of Shares available under the Plan, the day before the 10th anniversary of the date of such shareholder approval. No Award may be granted under the Plan after that date, but Awards theretofore granted may extend beyond that date and will continue to be governed by the terms and conditions of the Plan. The Board may suspend or terminate the Plan at any earlier date under Section 15. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

19.Choice of Law. The laws of the State of Texas will govern all questions concerning the construction, validity and interpretation of the Plan, without regard to that state’s conflict of law rules.

20.Limitation on Liability. The Company and any Affiliate that is in existence or that hereafter comes into existence will have no liability to any Participant or to any other Person as to (a) the non-issuance or sale of Shares due to the Company’s inability to obtain from any regulatory body having jurisdiction the authority considered by the Company’s counsel necessary for the lawful issuance and sale of any Shares hereunder; (b) any tax consequences expected, but not realized, by a Participant or any other

Person due to the receipt, exercise or settlement of any Award granted hereunder; or (c) the failure of any Award that is determined to be “nonqualified deferred compensation” to comply with Section 409A of the Code and the regulations thereunder.

21.Execution. To record the adoption of the Plan by the Board, the Company has caused its authorized officer to execute the Plan as of the date specified below.

Signature page follows

IN WITNESS WHEREOF, on authorization of the Board, the undersigned has executed the Mannatech, Incorporated 2017 Stock Incentive Plan, on _____________, 2017.
MANNATECH, INCORPORATED

By:
[Name and Title]